Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-193370, 333-175288, and 333-144126 on Form S-3 and Registration Statement Nos. 333-199744, 333-194481, 333-187123, 333-180037, 333-173204, 333-173203, 333-165781, 333-165780, 333-157974, 333-157972, 333-152014, 333-152013, and 333-130983 on Form S-8 of our reports dated March 2, 2015, relating to the consolidated financial statements and financial statement schedule of AtriCure, Inc. and subsidiaries, and the effectiveness of AtriCure, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10K of AtriCure, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 2, 2015